Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 10, 2005, appearing in the Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Costa Mesa, California
November 21, 2005